ROCA MINES INC.
490 – 1122 Mainland Street
Vancouver, B.C., V6B 5L1

July 24, 2009

Mr. Michael O'Connor, *President and C.E.O.*
Cream Minerals Ltd.
1400 – 570 Granville Street
Vancouver, B.C.
V6C 3P1

Dear Sirs:

Re: Nuevo Milenio Property, Mexico

Further to our recent discussions, Roca Mines Inc. ("Roca") is pleased to make an offer to acquire a 50% interest in certain mining concessions (as more specifically set out in Schedule "A") (the "Property") issued by the Mexican Government to the Mexican subsidiary of Cream Minerals Ltd. ("CMA"), Cream Minerals de Mexico SA de CV ("CMX"). The Property is commonly referred to as the "Nuevo Milenio Property". This letter agreement will set out sufficient details of the transaction terms (the "Transaction") in order that a formal comprehensive agreement (the "Agreement") may be prepared and executed by Roca and CMA and their respective Mexican subsidiaries, as applicable. This letter agreement, once accepted and agreed to by CMA, will, however, form a binding agreement between Roca and CMA enforceable in accordance with its terms pending completion of the Agreement.

CMA represents and warrants to Roca that CMA or CMX is, or will be, the registered holder and legal and beneficial owner of the Property, and the concessions that make up the Property are in good standing and will be in good standing at the time of entering into the Agreement.

1. Transaction Terms

1.1 Notwithstanding the date of execution of the Agreement the anniversary date for completion of the annual Exploration Requirements and all other property earn in requirements as set forward in this letter agreement and the Agreement to be negotiated and will be the date of execution of this letter agreement.

CMA hereby grants to Roca the option (the "Initial Option") to acquire a 50% legal and beneficial interest in the Property. The Initial Option may be exercised by Roca by expending a cumulative total of US$12,000,000 in exploration work on the Property (the "Exploration Requirements") by July 24, 2013 in accordance with the following schedule:

US$1,000,000 by July 24, 2010

US$3,500,000 by July 24, 2011

US$7,000,000 by July 24, 2012

US$12,000,000 by July 24, 2013

If Roca meets the Exploration Requirements as set out above then Roca shall be deemed to have exercised the Initial Option and shall have earned a 50% interest in the Property. No interest will have been earned by Roca until it has met the Exploration Requirements on the Property. Roca may complete all of the Expenditure Requirements and exercise the Initial Option at anytime prior to July 24, 2013.

Roca will be required to maintain the Property in good standing and shall pay all taxes due with the Bureau of Mines in Mexico. Any amounts expended on keeping the Property in good standing will be credited towards the Exploration Requirements.

If the Initial Option has been fully exercised and Roca has earned its 50% interest in the Property, Roca's 50% title to the Property will be transferred into a corporate entity of Roca's choosing, or 100% title to the property will be transferred to another corporate entity jointly held by Roca and CMA subject to the interests of both Roca and CMA in Nuevo Milenio being preserved. It is recognized that both parties are investigating their most appropriate corporate structures to facilitate the joint venture and agree to do this in a manner that protects the respective interests of the parties and is the least prejudicial in all other aspects.

Provided the Initial Option has been exercised by Roca, Roca is hereby granted a second option (the "Second Option") to earn a further 20% interest in the Property, for a total interest of 70%, by completing, at its own expense, a positive NI 43-101 Compliant feasibility study by an independent mutually acceptable qualified party. The feasibility study must be complete with respect to all factors that might affect the viability of any contemplated mining operation. Roca must provide notice to CMA within 120 days of the exercise of the First Option that it intends to proceed with the feasibility study to earn a further 20% interest in the Property. In order to exercise the Second Option, the feasibility study must be completed within 3 years from the date that Roca initially provides notice to CMA that it intends to proceed with the Second Option.

1.2 Following exercise of the Initial Option or the Second Option, as applicable, by Roca the parties will form a joint venture (the "Joint Venture") for further exploration work to be carried out on the Property. For further clarity, a Joint Venture will not be formed if Roca has provided notice to CMA that it intends to proceed with the feasibility study until such time as the Second Option is exercised or until such time as Roca advises CMA that it no longer intends to proceed with a feasibility study at which time the Joint Venture will be formed. All further costs of the Joint Venture will be *pro rata* based on each party's interest in the Joint Venture. Upon formation of the Joint Venture, the operator will provide the parties with a proposed budget for the proposed work on the Property for the next 12 months. If the operator does not prepare a budget, then the non-operator may choose to prepare a budget and proceed with the exploration work on the Property. Any party that elects not to contribute to future exploration work will be subject to the following dilution formula:

$$A = (B/C) \times 100$$

Where:

A = the revised participating interest of the non-funding party, expressed as a percentage,

B = the ***deemed and actual*** cash contribution of the non-funding partner, and,

C = the total ***deemed and actual*** cash contributed to the joint venture by all of the parties.

For the purpose of this Section 1.2, the parties deemed contributions as of the effective date of the Joint Venture will be the total actual expenditures by Roca on the Property prior to the formation of the Joint Venture, and an equal amount for CMA, if Roca does not exercise the Second Option; and an amount equal to 30% of the total expenditures by Roca prior to formation of the Joint Venture if Roca should exercise the Second Option.

The parties agree that the Joint Venture, whether structured by a joint venture agreement, or else the formation of a joint venture Mexican Company, will be negotiated in good faith and will be carried out in a manner that protects the respective interests of both parties taking into consideration all matters including tax, accounting and Mexican legal aspects.

2. Conditions

2.1 The completion of the Transaction and the entering into of the Agreement will be conditional upon and subject to the following:

(a) Roca confirming, at its sole discretion, that title to the Property is held 100% by CMA and its Mexican subsidiary; and

(b) approval from the board of directors of Roca and CMA.

3. Final Agreement

3.1 Subject to completion of the conditions set out above in Section 2.1, the parties will use their best efforts to finalize and execute the Agreement by September 15, 2009 or as soon as reasonably practicable thereafter. The Agreement will incorporate the terms of this letter agreement as well as the usual terms and provisions of an Option/Joint Venture Agreement and will conform to industry standards. The parties also acknowledge and agree that a Mexican option agreement will need to be prepared and filed in the Bureau of Mines in Mexico to record Roca's interest in the Property.

4. Right of First Consideration

4.1 If, at any time, prior to the exercise of the Initial Option, CMA determines that it wishes to sell its interest in the Property, CMA will notify Roca of its intention to sell and Roca will have 90 days from receipt of such notice to make an offer (the "Offer") for CMA's interest that it is proposing to sell. If CMA does not accept the Offer, CMA will have 90 days from the date of receipt of the Offer to locate a purchaser for the interest. Any purchaser found by CMA must be willing to pay greater than 100% of the Offer. The provisions of this section 4.1 will continue if no purchaser is found by CMA within 90 days of the date CMA receives the Offer from Roca. The Joint Venture agreement between the parties will address each party's respective right of consideration in the event that either party wishes to sell its interest following the formation of the Joint Venture.

4.2 Any purchaser found by CMA for the purchase of its interest prior to the exercise of the Initial Option must be consented to by Roca, such consent not to be unreasonably withheld.

5. Miscellaneous

5.1 Roca will act as the initial operator with respect to the work to be carried out on the Property. The operator will be responsible for maintaining all mineral rights, including completion of all technical filings required by the Government of Mexico. The operatorship of the project will be reviewed at regular intervals by the parties and all future operators of the project will be determined by the management committee to be established by the Agreement. As operator, Roca may charge a maximum of 5% administrative fee on direct expenditures, which fee may be credited towards the Exploration Requirements or exploration amounts required to exercise the First Option.

5.2 Should this letter agreement be terminated for any reason, all data generated and or accumulated by Roca will be provided to CMA within 90 days of the termination of the agreement. On termination, Roca agrees to ensure that the Property shall be returned to CMA in good standing, all equipment of Roca shall be removed, any and all property restoration required by Mexican law shall be completed within a reasonable period of time and Roca shall indemnify CMA from any and all liabilities arising from Roca's operations. Roca will at all times during the course of the agreement and for 90 days, or such period as is considered reasonable following the termination of the agreement, maintain adequate insurance to ensure that any and all liabilities arising from Roca's activities will be fully and adequately dealt with by the insurance.

5.3 Roca will have the right at any time after signing this letter agreement to bring in a third party acceptable to CMA, such acceptance not to be unreasonably withheld. Participation by a third party will be under the terms and conditions negotiated by Roca and such third party and any such agreement will not affect CMA's interest in the Property. Roca agrees to obtain Confidentiality Agreements in form and content acceptable to CMA, acting reasonably prior to entering into formal negotiations with any third party with respect to an acquisition of part or all of Roca's interest in Nuevo Milenio.

5.4 Subject to its timely disclosure obligations under applicable securities laws, Roca agrees to maintain in a confidential manner and safeguard all data concerning CMA, CMX and the Property provided to Roca and any and all data or information generated by Roca concerning CMA, CMX and the Property during the term of the agreement.

5.5 Roca agrees to the timely sharing of all data and information concerning the Property to allow CMA to fulfill its timely disclosure obligations under applicable securities laws and the completion and filing of NI 43-101 compliant technical reports.

5.6 Each of the parties will be responsible for the expenses of their respective professional advisors.

5.7 This letter agreement and the Agreement shall be governed by the laws of British Columbia.

5.8 Unless otherwise designated, all dollar amounts expressed in this letter agreement are in United States currency.

5.9 Time shall be of the essence in the performance of this letter agreement and the Agreement.

5.10 This letter agreement may be executed in any number of counterparts and by facsimile transmission with the same effect as if all parties hereto had signed the same document. All counterparts will be construed together and constitute one and the same agreement.

5.11 The parties agree that any matters outside those outlined in this letter agreement that may arise in connection with the transactions described herein will be negotiated in good faith and in accordance with standards generally practiced in the industry.

If the foregoing terms and conditions are acceptable to CMA, please arrange for the execution of the duplicate copy of this letter for return to us.

Yours truly,

ROCA MINES INC.

Per: ______________________________
Scott Broughton, President and C.E.O.

The foregoing terms and conditions are accepted and agreed to.

Dated: July 24, 2009.

CREAM MINERALS LTD.

Per: ______________________________
Michael O'Connor, President and C.E.O.

Schedule "A"

TITULO

DE

CONCESION MINERA DE EXPLORACION

NUMERO 225967

NOMBRE DEL NOTE

NUEVO MILENIO FRACCION 1

ADENCIA

TEPIC, NAYARIT

VIBENCIA DEL TITULO

DEL 15 DE NOVIEMBRE DEL 2005 AL 18 DE FEBAERO DEL 2007

El Ejecutivo Federal, por conducto de la Secretaria de Economica, con fundamento en los articulos 27, parrafo sexton, de la Constitucion Politica de los Estados Unidos Mexicanos: 34, fraccion XXIX de la Ley Organica de la Administracion Publica Federal: 7 fraccion VI, 10, parrafo primero, 15y 19 de la Ley Minera, y los correspondientes de su Reglamento, expide el presente TITULO DE CONCESION MINERA, sin perjuicio de tercero.

DATOS DE LA CONCESION MINERA

CLASE DE CONCESION	EXPLORACION
NUMERO DE TITULO	225867
TITULOS AMTERIORES	212958 (NUEVO MILENIO FRACCION 1)
NOMBRE DEL LOTE	NUEVO MILENIO FRACCION 1
SUPERFICIE	2560.063 Has.
MUNICIPIO Y ESTADO	XALISCO, MAYARIT SANTA MARIA DEL ORO, NAYARIT

LOCALIZACION DEL LOTE MINERO

LA PARTE ESTE DE LA MESA LLANO GRANDE TERRENOS DEL POBLADO EL ERMITANO Y A 200 MTS. AL NORESTE DEL CASERIO. MISCMO PP DE LOS LOTES NUEVO MILENIO FRACCION T 212958 Y DOS AMIGOS E3M 3-376

Distancia		Rumbo	Nombre o propiedades accidents topograficos
A	4000 Mts Al	SW	DEL POOLADO SAN LEONEL
A	4500 Mts Al	NW	DEL CERRO EL ESTAFIATE

COORDENADAS U.T.M. 2,358.985.320 mN 527,532.360 mE

	Rbo	Gra	Min	Seo	Mts
LIGAS TOPOGRAFICA DEL PP AL PUNTO DE CONTROL NS 3047	SW	69	56	37	21,994.200

LIGAS TOPOGRAFICAS A LOTES MINEROS COLNDANTES

Nombres de Lotes o Vertice	No de TituloExpedienteVeroce	Rbo Grn Min Sog Mtz
SANTO TOMAS II	E-590SVO6319	SE 34' 33' 16" 159.686
SALOMAN	T-190213	NW 71' 40' 59" 4,696.232
LA SUERTE FRAC. 1	T-205486	NW 61' 1' 51" 5,838.689
LA BLANCA	T-212252	NW 78' 25' 59" 5,282.579

PERIMETRO

Lines AuxHar	Rbo Gra Mn Seg	Mls.	Rbo Gra Mn Seg	Mls.
DEL PP AL PUNTO D1	W 0' 0' 0'	2,978.795		

LADOS RUMBOS Y DISTANCIAS HORIZONTALES

LADOS	Rbg	Gra	Min	Seg	Mts.	LADOS	Rbg	Gra	Min	Seg	Mts
01-02	S	0	0'	0"	100.000	29-30	S	0	0'	0"	459.704
02-03	W	0	0'	0"	7,100.000	30-31	E	0	0'	0"	500.000
03-04	N	0	0'	0"	4,700.000	31-32	S	0	0'	0"	400.000
04-05	E	0	0'	0"	6,500.000	32-33	E	0	0'	0"	400.000
05-06	S	0	0'	0"	2,617.313	33-34	S	0	0'	0"	337.158
06-07	W	0	0'	0"	929.488	34-35	E	0	0'	0"	5.753
07-08	S	0	0'	0"	191.959	35-36	S	0	0'	0"	162.842
08-09	E	0	0'	0"	200.00	36-37	E	0	0'	0"	1,249.116
09-10	S	0	0'	0"	164.810	37-38	S	0	0'	0"	13.788
10-11	W	0	0'	0"	300.000	38-39	W	0	0'	0"	258.389
11-12	N	0	0'	0"	188.214	39-40	S	0	0'	0"	205.474
12-13	E	0	0'	0"	11.612	40-41	W	0	0'	0"	263.756
13-14	N	0	0'	0"	176.597	41-42	S	0	0'	0"	69.454

14-15	E	0	0'	0"	11.580	42-43	W	0	0'	0"	357.740
15-16	N	0	0'	0"	991.989	43-44	S	0	0'	0"	600.000
16-17	E	0	0'	0"	146.940	44-45	W	0	0'	0"	50.000
17-18	N	0	0'	0"	95.223	45-46	S	0	0'	0"	600.000
18-19	W	0	0'	0"	200.00	46-47	E	0	0'	0"	700.000
19-20	N	0	0'	0"	150.000	47-48	N	0	0'	0"	100.000
20-21	W	0	0'	0"	461.760	48-49	E	0	0'	0"	300.000
21-22	N	0	0'	0"	570.938	49-50	N	0	0'	0"	286.719
22-23	W	0	0'	0"	638.241	50-51	E	0	0'	0"	526.895
23-24	N	0	0'	0"	29.062	51-52	N	0	0'	0"	638.373
24-25	W	0	0'	0"	1000.00	52-53	E	0	0'	0"	429.488
25-26	S	0	0'	0"	20.296	53-54	S	0	0'	0"	1664.286
26-27	W	0	0'	0"	1082.826	54-01	E	0	0'	0"	600.000
27-28	S	0	0'	0"	300.000						
28-29	E	0	0'	0"	1062.626						

Dado en la ciudad de Mexico, Distrilo Federal, el 14 de noviembre del 20005, con apego a lo dispueto por el articulo 33, fraccion VI, del Reglamento Interior de la Secretaria de Economia.

Inscripto bajo el acta numero 307 a fcjas 154 del volume 353 del Libro de CONCESIONES MINERAS del Registro Publico de Mineria, en la ciudad de Mexico Distrito Federal, el 15 de noviembre del 2005.